Exhibit 99.1

Exicure, Inc. Announces Appointment of New CEO and CFO and Changes to Board of Directors

CHICAGO, IL. — August 23, 2023 — Exicure, Inc. (Nasdaq: XCUR), historically an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today announced that, effective as of August 21, 2023, Paul Kang, a Class III director, was appointed as Chief Executive Officer of the Company and Jiyoung Hwang, a Class I director, was appointed as Chief Financial Officer of the Company. Mr. Kang and Ms. Hwang succeed Mr. Jung-Sang (Michael) Kim, who stepped down as Chief Executive Officer and Chief Financial Officer last Friday.

Additionally, effective as of August 21, 2023, the Board also approved the appointment of Hyuk Joon (Raymond) Ko as a Class III director, Dongho Lee as a Class I director, and Hojoon Lee as a Class II director of the Board. The new directors will be replacing the vacancies created by the resignations of Mr. Kim and Mr. Changil Ahn last Friday.

“We are glad that management, the Board and our controlling stockholders are now fully aligned in our strategic vision for the future of the Company, and we will be focusing on real steps to maximize value for all stockholders of the Company in the coming months,” said Mr. Kang of the renewed management and Board.

Additional information about today’s announcement, including biographical information about Mr. Kang and Ms. Hwang, will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Contact:
Lavinia Jurkiewicz
Exicure, Inc.
Lavinia@exicuretx.com

###

2